Exhibit 10.15
CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY [***], HAS BEEN OMITTED BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO PUBMATIC, INC. IF PUBLICLY DISCLOSED.
SUBJECT TO FED. R. EVID. 408
CONFIDENTIAL
PUBMATIC DEMAND PARTNER AGREEMENT
These terms and conditions (the “T&Cs”), together with the attached Exhibits), create a binding contract (the “Agreement”) between PubMatic and The Trade Desk, Inc., with offices located at 505 Poli Street, 5th Floor, Ventura, CA 93001 (“Demand Partner”), to allow Demand Partner to access the online advertising inventory on the Web sites, Internet-powered applications, and other Internet- accessible products (the “Publisher Inventory”) from the various online publishers that PubMatic represents as part of its online adverting optimization service (the “PubMatic Service”). The Agreement is effective as of the date of last signature on any of the Exhibits hereto (the “Effective Date”).

1.The PubMatic Service. The PubMatic Service is a proprietary technology that allows online advertising-supported publishers to offer advertising impressions on these publishers’ web sites, online applications, or other advertising supported online media (the “Publisher Inventory”) to various sources of online media demand in a manner that maximizes the overall price per impression for these publishers. This price maximizing is accomplished by creating an auction for each advertising impression served through the PubMatic Service. The “bids” in these auctions are derived from multiple sources including fixed CPM or CPC campaigns, revenue share arrangements, real-time bidding, or some mixture of these payment methods. The Exhibits) to these T&Cs describe the payment method(s) and campaign types selected by Demand Partner. For each campaign type and regardless of payment method. Demand Partner acknowledges and agrees that the PubMatic Service does not guarantee any particular number of advertising impressions or a particular price per impression and that the number of impressions Demand Partner is able to deliver for itself or its media-buying clients is entirely determined by the eCPM Demand Partner is willing to spend per impression displayed through the PubMatic Service. Finally, Demand Partner acknowledges and agrees that it shall not have the right to display advertising on any particular Publisher Inventory without the prior approval of the PubMatic publisher which owns or operates that Publisher Inventory.
2.Exhibits. Interpretation & Survival. Terms regarding payment, term and termination, and party obligations for each method of buying Publisher Inventory through the PubMatic Service are listed in the exhibits hereto. Multiple exhibits may be included depending on the mix of products the Demand Partner would like to purchase to access Publisher Inventory in the PubMatic Service. In the event that any provision in an Exhibit is deemed inconsistent with these T&Cs, the Exhibit shall prevail. The following provisions of the T&Cs shall survive die expiration or termination of the Agreement: 2,4,5,6,7, 9, and 10. Those provisions of the Exhibits which, by their nature and language, should reasonably be understood to survive the expiration or termination of the Agreement, shall do so.
3.Limited Warranties.
a.Mutual. Each party hereby represents and warrants to the best of its knowledge that its products» services, and advertisements do not and performance hereunder shall not (i) violate any applicable law or regulation; (ii) infringe any U.S. patents, copyrights, or trademarks issued as of the Effective Date, or other intellectual property rights; (iii) conflict with any duties owed to, or rights held by, third parties; and (iv) contain indecent obscene or pornographic material, hate speech, subject matter that a reasonable person would consider highly objectionable, any material which promotes illegal activities, or any material that is or contains malware, viruses, or other potentially destructive computer programs and security threats (alt this content is “Prohibited Content”). Each party acknowledges and agrees that the copyrights, patents, trade secrets, and the moral, termination, authorship and other proprietary rights to any device, service, product or business method (“Intellectual Property”) of the other party shall remain the sole property of that party.

b.PubMatic Warranties. PubMatic represents and warrants that (i) it is the sole owner of the PubMatic Service and has secured all necessary licenses, consents and authorizations for operation of the PubMatic Service; (ii) it shall at all times comply with the terms of the PubMatic Privacy Policy and any requests it receives from end users to opt-out of data collection undertaken by PubMatic; (iii) it shall not retain, accumulate, amass, keep, own, preserve, save and/or store, any personally identifiable information (“PII”) defined as data which can be used to identify or contact a person uniquely and reliably, including but not limited to name, address, telephone number, and e-mail address; and (iv) it shall take appropriate and reasonable precautions to protect PII from loss, misuse or alteration. PubMatic agrees and acknowledges that, in addition to its oilier remedies, a breach of this Section 3(b)(iv) shall permit Demand Partner to immediately terminate this Agreement upon notice to PubMatic.
c.Demand Partner Warranties. Demand Partner represents and warrants that it shall (i) be solely responsible for soliciting all advertisers, trafficking of ad units and handling all advertiser inquiries of any type or nature; (ii) obtain ail necessary rights, waivers and permissions from advertisers to deliver ad units to Publisher inventory; (iii) not communicate any PU about any user through the PubMatic Service; (iv) comply with the PubMatic Privacy Policy; (iv) comply with the “opt-out” principles articulated in the Network Advertising Initiative’s Draft Principles for 2008 (the “NAI Principles”); (v) have all necessary authorizations from the websites where the Demand Partner shall place pixels for the purpose of retargeting users in any campaign; and (vi) provide PubMatic timely and commercially reasonable technical assistance with troubleshooting advertising display problems, or other technical problems that arise.
4.Ownership Rights and Restrictions. PubMatic is the exclusive owner of ail right, title and interest in and to the PubMatic Service, all software, databases and other aspects and technologies related to the PubMatic Service, any enhancements thereto and any materials provided to Demand Partner by PubMatic through the PubMatic Service or otherwise. Demand Partner may not use the PubMatic Service except pursuant to the limited rights expressly granted in this Agreement. Demand Partner hereby grants PubMatic a license to use the performance and billing reports Demand Partner may provide to PubMatic through this Agreement (the “Demand Partner Reporting”) and to share the information from those. PubMatic may use the Demand Partner Reporting for the purpose of (i) creating aggregated reports of demand for its non-demand partner clients; (ii) for marketing and publicity promotion of the PubMatic service; (iii) measuring the performance of the PubMatic Service, and (iv) billing and paying its clients and business affiliates.
5.Data.
a.[***]
b.Use of Pixels. Demand Partner acknowledges and agrees that PubMatic publishers have the right to know if third parties are placing cookies in the browsers of the users of their web sites through Demand Partner’s advertisements and what data these third parties wish to collect. Therefore;, Demand Partner agrees that (i) at PubMatic’s request, it shall accurately identify the pixels it places for its third-party data partners in the HTML of the advertisements it displays through the PubMatic Service; (ii) it will disclose how much revenue it is earning front placement of those pixels and how much of that revenue is being paid to each PubMatic publisher; and (ii) at PubMatic’s request, it will remove pixels identified by PubMatic from the HTML of any advertising it serves through the PubMatic Service. PubMatic acknowledges that removal of pixels may adversely affect the overall eCPM paid for an advertising campaign from Demand Partner.
6.Use of Marks. PubMatic may identify Demand Partner as a client in the PubMatic Service and display Demand Partner’s logo on PubMatic’s web site and in other marketing materials. Any other use of Demand Partner’s name, logos, or other marks by PubMatic shall be subject to Demand Partner’s prior approval.
7.General Provisions Regarding Fees. Payments to PubMatic for Demand Partner’s use of the PubMatic Service (generally, “Fees”) pursuant to any Exhibit to this Agreement shall be denominated in U.S. dollars and paid by check or wire transfer lo an account to be designated by PubMatic, or by other means expressly agreed to in writing by PubMatic. In no event shall Demand Partner’s obligation to pay Fees due, whether under this or any other agreement with PubMatic, be subject to set off. [***] Demand Partner shall also be responsible for and shall pay any applicable sales, use or other taxes or dudes, tariffs or the like applicable to the Fees. Late payment of Fees will be subject to interest at the rate of one and one half percent (1.5%) per month, or the maximum rate allowed by law if that rate is less. If Demand Partner fails to pay Fees invoiced by PubMatic within [***] following the payment due date, PubMatic shall have the right to suspend Demand Partner’s participation in the PubMatic Service until Demand Partner pays all overdue Fees, applicable interest, and an additional reinstatement payment of $1,000. In addition, Demand Partner agrees to pay any attorneys fees and/or collection costs incurred by PubMatic in collecting any past due Fees from Demand Partner.
8.Confidentiality. Each party shall treat as proprietary and shall maintain in strict confidence all Confidential Information of the other and shall not, without the express prior written consent of such other party, disclose such Confidential Information or use this Confidential Information other than in furtherance of its obligations hereunder. “Confidential Information” shall mean any information of Demand Parmer or PubMatic which is, or should reasonably be understood to be, confidential or proprietary to the disclosing party, including, but not limited to, information: (i) related to a party’s technical know-how and technological innovations; (ii) related to a party’s operations, financial status, or sales and business plans and strategies: and (iii) trade secrets, patent applications, or other intellectual property, disclosed between parties, either directly or indirectly, in writing, drawing, orally, or electronically. Notwithstanding the foregoing, “Confidential Information” shall not include information which the receiving party can demonstrate with written documentation: (a) is known to the receiving party at the time of the disclosure; (b) has become publicly known through no wrongful act of the receiving party; (c) has rightfully been received from a third-party which the disclosing patty has authorized to make such disclosures; or (d) was disclosed pursuant to a court order or similar governmental authority, provided, however, that the receiving party shall provide prompt notice of such order to the disclosing party to enable the disclosing party to act to prevent or restrict the ordered disclosure.
9.Indemnification. Each party hereby agrees to indemnity the other party from and against all third party claims arising from a breach of the warranties set forth in Section 2 above. In addition, each paly hereby agrees to indemnify the other party for all claims arising out of the performance or nonperformance of its respective products that are the subject of this Agreement. In all cases in which a party seeks indemnification hereunder, the indemnitee shall provide the indemnitor with prompt written notice of such claims or threat of such claims, reasonable cooperation and assistance to the indemnitor in connection with such claims, and that indemnitor is provided full control and authority to investigate, defend and/or settle such claims.
10.DISCLAIMERS. EXCEPT AS EXPRESSLY SET FORTH IN THESE T&Cs AND IN ANY EXHIBIT, EACH PARTY SPECIFICALLY DISCLAIMS ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED,
REGARDING ITS RESPECTIVE SOFTWARE OR SERVICE, INCLUDING ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE.
11.LIMITATION OF LIABILITY. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY LOSS OF DATA, LOST PROFITS, OR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL, PUNITIVE OR EXEMPLARY DAMAGES, EVEN IF THE OTHER PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND NOTWITHSTANDING THE FAILURE OF ESSENTIAL PURPOSE OF ANY LIMITED REMEDY PROVIDED HEREIN. IN NO EVENT SHALL EITHER PARTY’S MAXIMUM CUMULATIVE LIABILITY UNDER THIS AGREEMENT EXCEED THE ACTUAL AMOUNTS PAID BY DEMAND PARTNER TO PUBMATIC UNDER THIS AGREEMENT IN THE PRECEDING SIX-MONTH PERIOD. NOTWITHSTANDING THE FOREGOING, THE LIMITATION OF LIABILITY SHALL NOT APPLY TO, AND THE APPLICABLE PARTY SHALL BE ENTITLED TO RECOVER (1) ALL AMOUNTS AWARDED FOR A BREACH OF SECTION 8 OF THESE T&CS REGARDING CONFIDENTIALITY, (2) ALL AMOUNTS PAID BY A PARTY FOR EXPENSES SUBJECT TO THE INDEMNIFICATION PROVISIONS OF SECTION 9, AND (3) ACCRUED BUT UNPAID AMOUNTS DUE SUCH PARTY UNDER THIS AGREEMENT AS OF THE DATE OF DETERMINATION.
12.Assignment. The rights and obligations of each party hereunder shall inure to the benefit of the respective successors of the Parties hereto, provided any rights or obligations hereunder shall not be assigned without the prior written approval of the other party that shall not be unreasonably withheld; provided, however, either party may assign this Agreement to an acquirer of at! or substantially all of such party’s assets, whether by merger, operation of law or otherwise, without the other party’s prior written approval.
13.Choice of Law, Venue & Arbitration. This Agreement shall be construed and interpreted under the laws of the State of California without giving effect to the principles of conflict of laws. The Parties hereby submit to the jurisdiction of, and waive any venue objections against state and federal courts in Santa Clara County, California, or in New York, New York in any litigation arising out of the Agreement.
14.Integration, Waiver & Severability. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all preceding agreements or communications. It shall not be modified except by a written agreement between the parties dated after the Effective Date. The failure of either party to enforce strict performance by the other party of any provision of this Agreement or to exercise any right under this Agreement shall not be construed as a waiver of that party’s right In the event that any provision of this Agreement is held invalid by a court with jurisdiction over the parties to this Agreement, such provision shall be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law, and the remainder of this Agreement shall remain in full force and effect
15.Force Majeure. Neither party will be responsible for failure of performance (other than payment) due to any cause beyond such party’s reasonable control or due to acts of god, acts of civil or military authorities, terrorism, fires, labor disturbances, floods, epidemics, governmental rules or regulations, war, riot, delays in transportation, shortages of raw materials, shortages of services, power outages, unauthorized hacking on or through the Internet, or other unavailability of the Internet including either party’s network.

EXHIBIT C: TERMS FOR PUBMATIC REAL-TIME BIDDING SERVICE
This Exhibit to the PubMatic Demand Partner Agreement (the “Agreement”) sets forth the key business terms underlying the integration of the Demand Partner’s advertising campaigns into PubMatic’s Real-Time Bidding service (the “RTB Service”) and the business relationship between PubMatic, Inc. (“PubMatic”), a Delaware corporation with offices at 901 Marshall Street, Ste. 100, Redwood City, CA 94063 and the corporation or other entity identified in the signature block below (“Demand Partner”). Terms not defined herein have the definitions assigned them in the separate T&Cs for the Agreement
1.RTB Service. PubMatic’s proprietary RTB Service allows demand partners to purchase individual advertising impressions from PubMatic’s Publisher Inventory on a per-impression basis. The RTB Service is provided through an API (the “RTB API”) that Demand Partner hooks into and which queries Demand Partner’s ad server with a bid request whenever an advertising impression is available. Demand Partner agrees to pay PubMatic fees described In Section 5 below in return for access to Publisher inventory through the RTB Service.
2.Demand Partner Obligations. Demand Partner agrees to abide by the requirements of the PubMatic Real Time Bidding API technical specifications (the “Tech Specs”) as periodically updated by PubMatic. Should Demand Partner reasonably believe that it cannot comply with the Tech Specs upon review of any update, then PubMatic shall cooperate with Demand Partner in good faith and exercise commercially reasonable efforts to ensure that Demand Partner can continue to use the RTB Service effectively.
3.Private Marketplace Relationships. PubMatic’s RTB Service includes the ability for a Demand Partner to submit multiple bids corresponding to multiple “scats” within that Demand Partner’s pool of buyers for Publisher Inventory that is sometimes offered on an exclusive basis. These specialized buying relationships through PubMatic’s RTB service are part of the PubMatic “Private Marketplace.” Through the Private Marketplace, a PubMatic Publisher can set up exclusive media buys for trading desks, agencies, direct advertisers, or even the Demand Partner itself using the RTB Service and Demand Partner’s service as interfaced technology layers facilitating the media purchase.
3.1Payment Obligations. Regardless of what relationship the PubMatic publisher and the Demand Partner’s buying client have reached, Demand Partner acknowledges and agrees that it shall be liable for all payments due under this Agreement, regardless whether its buying clients have yet paid Demand Partner or whether the media was purchased through a Private Marketplace arrangement.
3.2Pass-Through Terms. Demand Partner hereby agrees on its behalf and on behalf of its media-buying clients to pass through the obligations it owes PubMatic in Sections 8, 9 and 11 of the T&Cs (i.e. Confidentiality, Indemnification, and Limitation of Liability) to those PubMatic publishers that it or its media-buying clients work with through a Private Marketplace. In return, PubMatic agrees, on its behalf and on behalf of its publishers, to pass through the same obligations of Confidentiality, Indemnification, and Limitation of Liability it owes to Demand Partner to Demand Partner’s media-buying clients who purchase through a Private Marketplace.
4PubMatic’s Obligations.
4.1.RTB Integration. Upon execution of this Exhibit, PubMatic and Demand Partner shall begin an initial test of Demand Partner’s ability to respond to bid requests issued by the RTB API with a functional bid response as dictated by the Tech Specs (this initial test period shall be the “RTB integration Period”). The RTB Integration Period shall be divided into three distinct “Phases.” Phase 1 shall test latency and the proper formatting of the bid response from the Demand Partner. Phase 2 shall test that Demand Partners server responds to an ad call request with a CPM-denominated “Bid”

a working URL for creative and with functional click-tracking if needed. Finally Phase 2 shall test to see that each party’s reporting system syncs with the other regarding calls made, impressions delivered, revenue, and clicks. Finally Phase 3 determines if Demand Partner’s bidder can respond at scale to real advertising calls for active publishers in the RTB Service. Demand Partner shall be charged for advertising delivered during Phase 3, but this advertising shall not be subject to the minimum Bid Fees described in Section 5.2, below. The RTB Integration Period shall be completed in good faith by the parties. Typical RTB Integration Periods take two to four weeks, depending on the capabilities of the Demand Partner. When the parties mutually agree that Ute RTB Integration Period is complete and the Demand Partner is ready for live bidding, that day shall be the “Launch Date.”
4.1.Reporting. PubMatic shall provide monthly reports of impressions delivered, timed-out bid requests, bid requests for which Demand Partner submitted a Bid of $0, and the Bid Fees (as described below in Section 4) owed by Demand Partner to PubMatic. In all cases only delivery data and measurements from reports generated by PubMatic from the RTB Service shall be used for the purpose of calculating the number of impressions delivered or the Bid Fees owed by Demand Partner.
4.2.Updates. PubMatic may update or modify the RTB Service or the RTB API from time to time. PubMatic shall keep Demand Partner reasonably apprised of these updates. Demand Partner shall not have approval rights over these updates, but PubMatic shall work diligently and in good faith with Demand Partner to maintain Demand Partner’s access to the RTB Service and the RTB API should an update interfere with that access.
5.RTB Service Fees. The Bid Fees are payable within [***]. Any adjustment to pricing after the fact shall not affect the calculation of any Bid Fees. All Bid Fees pursuant to this Agreement shall be denominated in U.S. dollars and paid by check or wire transfer to an account to be designated by PubMatic, or by other means expressly agreed to in writing by PubMatic.
5.1Bid Fees. In consideration of access to the RTB API and die RTB Service, Demand Partner shall pay PubMatic according to a modified Vickrey auction system. For each bid request for which Demand Partner submits the highest Bid and thus wins the advertising impression, PubMatic shall calculate the sum of the second-highest Bids (the “Second Price Bids”) for those impressions Demand Partner won. This sum of the Second Price Bids is the “Bid Fees” Demand Partner owes to PubMatic. The operation of the R I B Service may adjust Second Price Bids in two ways: (i) Publishers have the ability to place minimum prices into the auction for their inventory (a “Floor Price”). In those cases where no second bid exceeds the Floor Price, the Floor Price for that impression shall, act as the second price charged as a Bid Fee to the Demand Partner; (ii) PubMatic charges [***].
5.2Minimum Bid Fees. [***]
5.3Timing of Payments. Demand Partner shall pay PubMatic the Bid Fees within [***].
6.Term, Termination & Survival.
6.1Initial Term & Renewal. This Exhibit shall have an “Initial Term” of two (2) years, commencing with the Launch Date following the Demand Partner’s integration. The Exhibit shall also have a “Renewal Term” of one (1) year. At the expiration of the Initial Term or any Renewal Term, this Exhibit shall automatically renew for a following Renewal Term (the Initial Term and any subsequent Renewal Terms are collectively the “Term”).
6.2Pausing & Effect on Bid Fees. Should the parties encounter technical difficulties with the RTB Service, then the parties agree that either party may pause the Demand Partner’s RTB Campaign while the parties confer in good faith to solve the technical difficulties with the RTB Service. A pause shall last for no longer than sixty (60) days (the “Pause Period”). During a Pause Period, Section 5.2 of this Exhibit shall be suspended and no minimum Bid Fees shall be due for impressions delivered during the Pause Period. If technical difficulties arc not resolved by the close of the Pause Period, then this Exhibit shall automatically terminate and the Demand Partner shall no longer participate in the RTB Service. The Demand Party may only ask for a Pause Period once every six (6) months during the Term.
6.3Termination for Breach. If either party has violated the Prohibited Content clause of Section 3(a)(iv) of the T&Cs or the Confidentiality obligations of Section 8 of the T&Cs, then the other party may terminate this Exhibit or the Agreement immediately upon sending notice to breaching party. Should a party materially breach any other obligation in the T&Cs or this Exhibit, the non-breaching party may terminate this Exhibit, if the parties have executed another Exhibit to the Agreement as well, or may terminate the full Agreement provided that the allegedly breaching party shall have thirty (30) days following receipt of the notice of breach in which to cure the breach and thus prevent termination. The written notice mast include an explicit election by the non-breaching party of whether it wishes to cancel the Exhibit alone or the entire Agreement as a result of the breach.
6.4Termination for Convenience. Either party may terminate this Agreement for convenience upon thirty (30) days notice to the other party.
6.5Survival. All provisions of this Exhibit that, by their nature and application should survive termination of this Exhibit or the Agreement shall survive such termination.
IN WITNESS WHEREOF, Demand Partner and PubMatic have agreed to this Agreement by their duly authorized representatives:

The Trade Desk, Inc. (“Demand Partner”)	PubMatic, Inc. (“PubMatic”)
Signature: /s/ Jeff Green	Signature: /s/ Debra Meyer
Name: Jeff Green	Name: Debra Meyer
Title: CEO	Title: VP, Demand
Date: 11/3/2011	Date: 11/5/2011

GOLD ADDENDUM
to
DEMAND PARTNER AGREEMENT
This GOLD ADDENDUM to the Demand Partner Agreement (the “Gold Addendum"), effective as of April 6, 2018 (the "Gold Addendum Effective Date") is made and entered into by and between The Trade Desk, Inc. ( “Demand Partner”) and PubMatic, Inc., (“PubMatic”) (each a "party", collectively, the "parties"). The parties entered into a Demand Partner Agreement, effective as of November 5, 2011, as amended (the “Agreement”). The parties now desire to add the provisions in this Gold Addendum to the Agreement. The parties agree as follows:
1.General. The terms of this Gold Addendum shall become part of the Agreement and shall supercede and replace all conflicting provisions in the Agreement. References in the Agreement to “this Agreement” or “the Agreement” (including indirect references such as “hereunder,” “hereby,” “herein” and “hereof”) shall be deemed to be references to the Agreement, including this Gold Addendum. All capitalized terms used in this Gold Addendum but not defined herein shall have the meanings given thereto in the Agreement.
2.Background. Demand Partner allows its customers (“Ad Partners”) to purchase digital inventory through the Demand Partner platform for the purpose of displaying such Ad Partners’ digital ads (the “Ads”). PubMatic provides the PubMatic Service, an impression auction service, that enables buyers to purchase Publisher Inventory consisting of digital inventory (e.g., advertising space on third party websites, apps and other online properties) of Publishers (e.g., suppliers of inventory such as publishers and/or media companies) for the purpose of displaying Ads via real time bidding (“RTB”) and/or private market place (“PMP”) formats, and may also include Publisher Inventory packaged based upon data sets. For purposes of clarification, the Service shall include tracking technology utilized by PubMatic to provide the Inventory and related data from Inventory Suppliers and visitors on Inventory Supplier’s websites, apps and other online properties.
3.Auction
3.1In an effort to create a level playing field so as to enable evolution toward a more efficient marketplace, the parties agree that all Publisher Inventory provided to Demand Partner hereunder, unless provided pursuant to a fixed price PMP deal or PMP Guaranteed deal with a DealID, shall be provided to Demand Partner pursuant to a Fair Auction. As used herein, a “Fair Auction” means an auction in which: (i) [***], and (iii) the rules of the auction are transparent and clearly, fully and accurately described, including without limitation, all fees charged to customers pursuant to the terms of their respective agreements with PubMatic. [***] Provided that PubMatic is in compliance with Sections 3, 4 and 5, Demand Partner shall use commercially reasonable support to provide support for sending multiple bids back for a single auction.
3.2PubMatic shall certify by an authorized representative with a position of VP or higher to all of the mechanics of the auction service within fifteen (15) days after Demand Partner’s written request (email to suffice). Demand Partner may not request such certification more than once per six (6) month period. Each certification provided by PubMatic shall include information regarding any fees charged to PubMatic’s customers in accordance with the terms of their respective service agreements with PubMatic, Inventory Supplier IDs for each impression, floor price for each impression, first price in each auction, second price in each auction and modified second price in each auction if applicable, in each case with sufficient detail for Demand Partner to confirm compliance by PubMatic of this Section.
4Steps to Reduce Invalid Inventory.
4.1Invalid Inventory (as defined herein) engenders mistrust and inefficiency in the marketplace. In order to help create a more trustworthy and efficient marketplace, PubMatic agrees to take active steps to combat fraudulent Inventory from its Publishers. As a step in that direction, PubMatic consents to the use of reporting from Media Rating Council-accredited third party services utilized by Demand Partner to reduce inventory from sites or users with invalid inventory, including but not limited to zero viewability, Inventory or sites that are purposefully misrepresented or mislabeled (e.g., “referrer” Inventory), SIVT (as defined by the Media Rating Council), and fraudulent inventory (collectively, “Invalid Inventory”). The parties agree that such reports are deemed conclusive and will be used in calculating credits for invalid inventory owed to Demand Partner hereunder as long as (a) the Invalid Inventory impressions are reported in writing to PubMatic promptly after detection of suspicious activity with respect to the impression, [***], and (b) such written report includes at a minimum the relevant timeframe and type of the suspicious activity, number of impressions marked as suspicious, and spend for such impression for each unique publisher ID and domain url, as well as any additional information reasonably requested by PubMatic. PubMatic will also provide to Demand Partner reports upon reasonable request with the percentage of its Publishers that have adopted ads.txt. Demand Partner shall have no obligation to pay for any fees associated with Invalid Inventory as defined in this Section 4, and, if already paid for, PubMatic shall refund all such amounts within 30 days after Demand Partner notifies PubMatic thereof and provides adequate reporting to substantiate the request. Demand Partner acknowledges and agrees that any credit to which Demand Partner may be entitled pursuant to this Section 4 cannot exceed the total aggregated cost of winning bid prices for noncompliant impressions.
4.2PubMatic agrees to participate in Demand Partner’s initiative to combat Invalid Inventory in a pre-bid environment. Prior to an auction (or, for inventory not subject to an auction, an impression firing), PubMatic’s available inventory shall be analyzed presently using [***]
5.Accurate and More Succinct Bid Requests. In order to minimize confusion and repetition in bid requests, PubMatic agrees that PubMatic will not make available to Demand Partner any inventory that has been purchased or arbitraged from another exchange service or supply side platform.
6.Guaranteed Placements. Notwithstanding anything to the contrary in the Agreement, including Section 4.2 of Exhibit C of the Agreement, Demand Partner may elect, upon written notice (email to suffice) and on an agency by agency basis, to be the server of record for Guaranteed Placements. In such event, (i) Demand Partner will submit reporting to PubMatic within five (5) business days after the end of each month, and (ii) PubMatic will invoice Demand Partner for the Guaranteed Placements purchased during such month within ten (10) business days after the end of such month. As used herein, “Guaranteed Placements” means those placements that are not subject to an open auction, such as fixed price PMP, that are purchased by or on behalf of Demand Partner and/or Demand Partner’s Ad Partnersthrough the Service. The parties may also mutually agree in writing that the records of a third party (e.g., agency, fraud vendor, viewability vendor) shall be the controlling measurement used for invoicing and payment.

7.PubMatic’s Obligations.
7.1PubMatic shall pass an AdServer.org ID to Demand Partner in all PubMatic auctions to simplify the user match process. Until then, PubMatic will commit to a dedicated sync or highest priority sync for PubMatic and Demand Partner cookies in which PubMatic hosts the match table.
7.2PubMatic shall pass accurately in the bid request for each impression: (a) the applicable deal type (e.g., fixed price guarantee, variable, or others) in the Auction Type field, (b) auction type (e.g., first price, second price, modified second price) in the Auction Type field, and (c) when made available, how/who closes the auction in the Final Decision field.
7.3Unless the applicable Publisher directs PubMatic to do otherwise for legitimate business purposes, PubMatic shall pass accurately in the bid request for each impression, when available, the publisher ID, all video signals, placement and tag IDs, transparent floors, transparent domain URLs that are not masked in any way, and a “syndicated” indication when an impression is supplied from upstream aggregator.
8.[***]
9.Order of Precedence. This Gold Addendum is supplementary to and modifies the Agreement. The terms of this Gold Addendum supersede provisions in the Agreement only to the extent that the terms of this Gold Addendum and the Agreement expressly conflict. However, nothing in this Gold Addendum should be interpreted as invalidating the Agreement, and provisions of the Agreement will continue to govern relations between the parties insofar as they do not expressly conflict with this Gold Addendum.
10.Counterparts. This Gold Addendum may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same document. This Gold Addendum is governed by the laws of the same jurisdiction as governing the Agreement.
[signature page follows]

IN WITNESS WHEREOF, the parties hereto, each acting under due and proper authority, have executed this Gold Addendum as of the date first written above.

THE TRADE DESK, INC.		PUBMATIC, INC.

/s/ Steve Pantelick
By:	/s/ Tim Sims	By:	Steve Pantelick (Apr 6, 2018)
Name:	Tim Sims	Name:	Steve Pantelick
Title:	SVP Inventory Partnerships	Title:	CFO
Date Signed:	4/11/2018	Date Signed:	April 6, 2018